Exhibit 99.2

April 14, 2021

STRICTLY CONFIDENTIAL

The Board of Directors

The Corporate Practices Committee

Infraestructura Energética Nova, S.A.B. de C.V.

Paseo de la Reforma 342, Piso 24

Col. Juárez, Mexico City, 06600

Attention: Carlos Ruiz Sacristán, Chairman

Members of the Board of Directors and Corporate Practices Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary, nominative shares, no par value (the “Company Common Stock”) of Infraestructura Energética Nova, S.A.B. de C.V. (the “Company”) of the Consideration (as defined below) in connection with the proposed exchange offer of Sempra Energy (the “Acquiror”) to acquire all of the issued and outstanding Company Common Stock (the “Share Exchange Offer”). In the Share Exchange Offer, we understand that each outstanding share of Company Common Stock that is validly tendered and not withdrawn, other than shares of Company Common Stock owned by the Acquiror and its affiliates, would be converted into the right to receive 0.0323 shares (the “Consideration”) of the Acquiror’s common stock, without par value (the “Acquiror Common Stock”). We understand that the Share Exchange Offer is being made pursuant to (i) the Prospecto y Folleto Informativo (the “Share Exchange Offer Document”) to be filed by the Acquiror with the Comisión Nacional Bancaria y de Valores of Mexico (“CNBV”) and (ii) the Prospectus among the Company and the Acquiror to be filed by the Acquiror with the United States Securities and Exchange Commission (the “SEC”) on Form S-4 (together, the “Exchange Offer Documents”). The terms and conditions of the Share Exchange Offer are more fully set forth in the Exchange Offer Documents.

In connection with preparing our opinion, we have (i) reviewed a draft of the Share Exchange Offer Document and a draft of the Prospectus; (ii) reviewed certain publicly available operating and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Share Exchange Offer with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Share Exchange Offer, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Share Exchange Offer on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (contingent or otherwise), nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. In preparing this opinion, we have assumed that the Share Exchange Offer has been independently negotiated and is not tied to, or related in any manner, to any other transactions. We have also assumed that the Share Exchange Offer and the other transactions contemplated by the Exchange Offer Documents will be consummated as described in the Exchange Offer Documents, and that the definitive Exchange Offer Documents and the terms under which the Share Exchange Offer is consummated will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the Share Exchange Offer will be conducted in accordance with and in the manner described in the Exchange Offer Documents in all respects material to our analysis. We have also assumed that as part of the Share Exchange Offer, no party or person has agreed or offered to make any payment or receive consideration (of any nature) that is not expressly contemplated in the Exchange Offer Documents or agreements ancillary thereto. We express no view or opinion on any potential tax consequence of the Share Exchange Offer. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Share Exchange Offer will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Share Exchange Offer.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events or circumstances occurring after the date hereof (including changes in laws and regulations or other unforeseen events) may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. We further note that the potential volatility and disruption in the credit, financial and currency markets derived from political uncertainty or domestic economic outlooks may or may not have an effect on the Company, the Acquiror or the Share Exchange Offer and we are not expressing an opinion as to the effects of such potential volatility or such disruption on the Company, the Acquiror or the Share Exchange Offer. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock, other than shares of Company Common Stock owned by the Acquiror and its affiliates, in the proposed Share Exchange Offer and we express no opinion as to the fairness of any consideration to be paid in connection with the Share Exchange Offer to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Share Exchange Offer or the merits of the Share Exchange Offer itself. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We have acted as financial advisor to the Company with respect to the proposed Share Exchange Offer and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Share Exchange Offer is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Acquiror in connection with its U.S.$2.5 billion divestiture of U.S. renewables and non-utility natural gas storage assets, which closed in April 2019; and with respect to the Company, acting as Joint Lead Bookrunner in connection with its U.S.$800 million bond issuance, which closed in September 2020. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the

Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock, other than shares of Company Common Stock owned by the Acquiror and its affiliates, in the proposed Share Exchange Offer is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided solely for the benefit of the Board of Directors and the Corporate Practices Committee of the Company (in their capacity as such) in connection with and for the purposes of their evaluation of the Share Exchange Offer, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, creditor or any other person other than the Board of Directors and Corporate Practices Committee of the Company or be used or relied upon for any other purpose. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC1

/s/ J.P. Morgan Securities LLC

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